	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alex Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2008 THIRD QUARTER RESULTS

SEGUIN, Texas, November 5, 2008 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2008.

Net sales for the third quarter increased 18% to $148.7 million from $126.0 million for the same period last year.  Net income for the quarter was $4.5 million, or $0.45 per diluted share, compared to net income of $4.2 million, or $0.42 per diluted share in the third quarter of 2007, an increase of 6%.

For the first nine months of 2008, net sales were $434.6 million, an increase of 15% compared with $378.1 million in the first nine months of 2007.  Net income for the nine-month period in 2008 was $12.8 million, or $1.29 per diluted share, a 41% increase from the prior year’s net income of $9.1 million, or $0.91 per diluted share.

The 2008 third quarter results included the acquisition of Rivard Developpement SAS, which was acquired in May 2008, and the 2008 nine-month results included both Rivard and the acquisition of Henke Manufacturing Corp., acquired in March 2007.  Excluding these acquisitions, net sales for the third quarter and nine months were up 4% and 8%, respectively, and net income was down 13% for the quarter but up 27% for the nine-month period.

The Company’s North American Industrial Division sales for the third quarter of 2008 were $64.8 million, an increase of 6% versus the $60.9 million reported in the third quarter of 2007.  For the 2008 nine-month period, sales were up 7% to $199.9 million compared to $186.5 million in 2007.  Excluding the acquisition of Henke, which is included in this division, sales were up 6% for the 2008 nine-month period.  The performance in this sector, which primarily serves governmental entities and related contractors, met the Company’s expectations despite the slowing economy and governmental budget shortfalls.  There were some weak areas, particularly in the street sweeper business, where sales to contractors who mainly sweep commercial parking lots have been particularly affected as a result of both the credit availability situation and softness in the consumer retail market.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2008	Page 2

Sales for Alamo’s North American Agricultural Division were $29.6 million in the third quarter of 2008 compared to $31.2 million in the previous year, a decrease of 5%.  For the first nine months of 2008, sales in the division were $94.8 million, an increase of 5% compared to $90.5 million in 2007.  The division struggled to meet delivery commitments during the third quarter, particularly for rotary cutters, due to delays experienced in obtaining key components sourced from China.  While the Company is working to address this situation, it is expected that these issues will continue to hamper the division into the beginning of 2009.

Alamo Group’s European Division sales in the third quarter of 2008 were $54.3 million versus $33.9 million in 2007, an increase of 60%.  For the 2008 nine-month period, sales were $140.0 million, up 38% compared to the $101.1 million achieved in the first nine months of 2007.  Without the acquisition of Rivard, which is included in this division, sales for the third quarter and nine-month periods of 2008 were up 9% and 14%, respectively, compared to 2007. While the division has benefited nicely from the acquisition of Rivard, demand for its core vegetation maintenance equipment has also continued to grow despite softness in the overall European economy.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “We are generally pleased with our third quarter, particularly given the current economic climate in which we are operating.  However, results for the quarter were negatively impacted by three main issues: the reduced sales of sweepers to the contractor market; missed shipments, primarily in our Agricultural Division, due to component delays from overseas vendors; and, purchase price variances in all of our operations as we were confronted with high inflation in raw material costs. This last issue should ease in the fourth quarter as a combination of product price increases and softening raw material costs should help alleviate the situation.  The component supply issue will take a little longer to correct, but should be resolved in early 2009. However, the softness in the sweeper segment will require an easing of the credit situation and overall improvement in the marketplace for sales to rebound.  Despite these issues, we remain well positioned to benefit from our strong market position and grow our Company.”

ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2008	Page 3

“We are concerned that continued global economic weakness will have an effect on our markets in general, particularly as we move into 2009.  There are also indications of softening in the U.S. agricultural market, as evidenced by falling commodity prices, though farm incomes remain at reasonable levels.  That said, the industrial segments we serve are typically a little more resilient than the overall market because of our focus on products in infrastructure maintenance, which still has to be performed even when budgets are tight.  And, our agricultural markets have some inherent stability due to the growing global demand for food.  We continue to have a steady backlog and the recent easing in raw material costs, particularly for steel and energy, should further support our results even during these challenging times.  Our performance will also continue to be enhanced by the acquisition of Rivard, which is proving to be a good addition to our already strong European operations.”

“Despite the current economic environment, Alamo Group continues to benefit from the diversity of its product offering, geographies served and end markets. Our financial position and liquidity also remain strong, and we are well positioned to meet market opportunities and challenges.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow blowers, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,650 employees and operates seventeen plants in North America, Europe and Australia as of September 30, 2008.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2008	Page 4

ALAMO GROUP REPORTS 2008 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07
North American
Industrial	$64,803	$60,862	$199,866	$186,510
Agricultural	29,555	31,210	94,826	90,521
European	54,349	33,884	139,956	101,058
Total Sales	148,707	125,956	434,648	378,089

Cost of sales	119,097	99,574	349,553	303,796
Gross margin	29,610	26,382	85,095	74,293
	19.9%	20.9%	19.6%	19.6%

Operating Expenses	21,795	18,716	62,518	55,929
Income from Operations	7,815	7,666	22,577	18,364
	5.3%	6.1%	5.2%	4.9%

Interest Expense	(2,024)	(2,025)	(5,748)	(6,415)
Interest Income	691	414	1,630	1,047
Other Income (Expense)	222	235	881	469

Income before income taxes	6,704	6,290	19,340	13,465
Provision for income taxes	2,251	2,074	6,490	4,381

Net Income	$4,453	$4,216	$12,850	$9,084

Net income per common share:
Basic	$0.45	$0.43	$1.31	$0.93

Diluted	$0.45	$0.42	$1.29	$0.91

Average common shares:
Basic	9,870	9,790	9,822	9,775

Diluted	9,970	9,972	9,949	9,961

Summary Balance Sheet Data

	09/30/08	12/31/07	09/30/07
Receivables	128,323	109,260	100,880
Inventories	132,989	118,285	126,742
Current Liabilities	100,293	67,578	70,776
Long Term Debt	91,500	78,527	91,166
Equity	201,528	198,698	196,426